Exhibit 4.2

THIS NOTE AND THE ISSUANCE AND SALE OF THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY APPROVED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

INNOVEGA INC.

CONVERTIBLE PROMISSORY NOTE

$_______________	____________ __, 2024
Seattle, Washington

FOR VALUE RECEIVED, Innovega Inc., a Delaware corporation (the “Company”), promises to pay to ______________ (“Subscriber”), or [its] registered assigns, in lawful money of the United States of America the principal sum of ______ Thousand Dollars ($___________), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a simple rate equal to twelve percent (12%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Unless earlier converted into shares of the Company’s capital stock pursuant to Section 4 hereof, all unpaid principal, together with any then accrued and unpaid interest and other amounts payable hereunder, shall be due and payable on December 31, 2025 (the “Maturity Date”), (ii) the consummation of a Change of Control Transaction (as defined in Section 1 below), and (iii) when, upon the occurrence of an Event of Default (as defined in Section 1 below), such amounts are declared due and payable by Subscriber. This Note is one of a series of notes issued pursuant to that certain Subscription Agreement, dated as of the date hereof (the “Subscription Agreement”). Terms capitalized but not defined herein shall have the meaning set forth in the Subscription Agreement.

The following is a statement of the rights of Subscriber and the conditions to which this Note is subject, and to which Subscriber, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) A “Change of Control Transaction” includes: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than (A) a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions or (B) a merger effected exclusively to change the domicile of the Company; and (ii) a sale, conveyance or other disposition of all or substantially all of the assets of the Company.

(b) “Company” includes the corporation initially executing this Note and any Person that succeeds or assumes the obligations of the Company under this Note.

(c) “Event of Default” has the meaning given in Section 2 hereof.

(d) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Subscriber of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(e) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(f) “Qualified Early Investor” shall mean a Subscriber, who either (i) (x) was a shareholder of the Company as of September 30, 2024 and (y) has a Note in the original principal amount principal amount of at least twenty thousand dollars ($20,000) and has paid to, and the Company has received, the original principal sum of the Note on or prior to December 31, 2024; or (ii) has a Note in the original principal amount of at least thirty thousand dollars ($30,000) and has paid to, and the Company has received, the original principal sum of the Note on or prior to December 31, 2024.

(g) “Securities Act” shall mean the Securities Act of 1933, as amended.

(h) “Subscriber” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” for purposes of the Note:

(a) Failure to Pay or Convert. The Company shall fail to either convert any principal or accrued interest under this Note or pay when due any principal or interest payment on the due date hereunder, and such conversion or payment shall not have been made within five (5) days of the Company’s receipt of Subscriber’s written notice to the Company of such failure to convert or pay;

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vii) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

3. Rights of Subscriber upon Default.

(a) Optional Acceleration. Upon the occurrence or existence of any Event of Default described in Section 2(a) and at any time thereafter, Subscriber may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

(b) Automatic Acceleration. Upon the occurrence or existence of any Event of Default described in Sections 2(b) or 2(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

4. Conversion.

(a) Automatic Conversion. In the event the Company consummates, prior to the Maturity Date, an equity financing pursuant to which it issues and sells shares of a series of preferred or common stock of the Company (the “New Stock”) with an aggregate sale price of not less than $1,000,000 (excluding the aggregate amount of the Notes that are converted into shares of the New Stock), and with the principal purpose of raising capital (a “Qualified Equity Financing”), then, solely if the Subscriber is a Qualified Early Investor, the outstanding principal amount of and all accrued interest on this Note shall automatically convert into that number of fully paid and nonassessable shares of New Stock (rounded down to the nearest whole share) determined by dividing the outstanding principal balance of this Note plus accrued and unpaid interest thereon through the date of conversion by seventy percent (70%) of the original issue price of the New Stock. Alternatively, if the Subscriber is not a Qualified Early Investor, then upon consummation of a Qualified Equity Financing, the outstanding principal amount of and all accrued interest on this Note shall automatically convert into that number of fully paid and nonassessable shares of New Stock (rounded down to the nearest whole share) determined by dividing the outstanding principal balance of this Note plus accrued and unpaid interest thereon through the date of conversion by eighty percent (80%) of the original issue price of the New Stock.

(b) Mechanics of Automatic Conversion. Upon such automatic conversion of this Note pursuant to Section 4(a) and as a condition to the Company’s obligation to deliver the shares of New Stock to Subscriber, Subscriber hereby agrees to and shall execute and deliver to the Company all agreements and documents related to the Qualified Equity Financing, including a purchase agreement and other ancillary agreements, with customary representations, warranties and transfer restrictions (including a lock-up agreement in connection with a public offering), and having the same terms as those agreements entered into by the other purchasers of the New Stock in the Qualified Equity Financing. Subscriber also agrees to and shall deliver the original of this Note for cancellation at the closing of the Qualified Equity Financing (or an affidavit, in a form acceptable to the Company, stating that the original Note has been lost, stolen or destroyed and agreeing to indemnify the Company from any loss incurred by it in connection with this Note); provided, however, that upon satisfaction of the conditions set forth in Section 4(a), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation. Such automatic conversion shall be deemed to have been made immediately prior to the close of business on the date of the closing of the Qualified Equity Financing, and the Person entitled to receive the shares of New Stock shall be treated for all purposes as the record holder or holders of such shares as of such closing date.

(c) Conversion upon Change of Control. If a Change of Control Transaction occurs prior to the closing of a Qualified Equity Financing, the holder of this Note shall be entitled to receive, at the option of the holder, either: (i) the principal amount of this Note, plus accrued and unpaid interest thereon as of the date of such Change of Control Transaction; or (ii) that number of fully paid and nonassessable shares of the Company’s common stock (the “Common Stock”) as is determined by dividing the outstanding principal balance of this Note plus accrued and unpaid interest thereon through the date of conversion by that amount per share representing the valuation of the Company upon the Change of Control.

(d) Mechanics of Conversion upon Change of Control. Upon the conversion of this Note pursuant to Section 4(c) and as a condition to the Company’s obligation to deliver the shares of Common Stock to Subscriber, Subscriber hereby agrees to and shall execute and deliver to the Company all agreements and documents customarily related to an investment in the common stock of a private company, including a purchase agreement and other ancillary agreements, with customary representations, warranties and transfer restrictions (including a lock-up agreement in connection with a public offering). Subscriber also agrees to and shall deliver the original of this Note for cancellation (or an affidavit, in a form acceptable to the Company, stating that the original Note has been lost, stolen or destroyed and agreeing to indemnify the Company from any loss incurred by it in connection with this Note) as a condition to the Company’s obligation to deliver the shares of Common Stock to Subscriber; provided, however, that upon satisfaction of the conditions set forth in Section 4(c), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation. Such automatic conversion shall be deemed to have been made immediately prior to the close of business on the date of the Maturity Date or the consummation of a Change of Control Transaction, as applicable, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as the record holder or holders of such shares as of such date.

(e) Fractional Shares; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Subscriber upon the conversion of this Note, the Company shall pay to Subscriber an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note and/or the payment of any amounts specified in this Section 4, Subscriber shall forever release the Company from all of the Company’s Obligations related to this Note. Subscriber’s rights with respect to this Note shall terminate upon the issuance of shares of the New Stock or the Common Stock, as applicable, upon conversion of this Note, whether or not this Note has been surrendered.

5. Successors and Assigns. Subject to the restrictions on transfer described in Sections 7 and 8 below, the rights and obligations of the Company and Subscriber shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties hereto.

6. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Subscriber.

7. Transfer of this Note or Securities Issuable Upon Conversion Hereof. This Note shall not be transferable without the prior written consent of the Company, and the transferability of the shares of New Stock or Common Stock into which this Note may be converted shall be subject to the restrictions set forth in the purchase agreements described in Sections 4(b) and Section 4(d), as applicable. Subject to the foregoing sentence, with respect to any proposed offer, sale or other disposition of this Note or securities into which this Note may be converted, Subscriber will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Subscriber’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (pursuant to any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Subscriber that Subscriber may sell or otherwise dispose of this Note or such securities to the proposed transferee, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 7 that the opinion of counsel for Subscriber, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Subscriber promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

8. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Subscriber, except in connection with an assignment in whole to a successor corporation that acquires all or substantially all of Company’s property and assets.

9. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as previously provided, or at such other address or facsimile number as the parties shall have furnished to each other in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) three days after being deposited in the U.S. mail, first class with postage prepaid.

10. Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

11. Prepayment; Usury. Other than as explicitly provided herein, this Note may not be prepaid by the Company. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

12. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the state of Washington, without regard to the conflicts of law provisions of the state of Washington, or of any other state.

13. Legal Fees for Enforcement of Note. The Company agrees to pay on demand all reasonable legal fees and expenses that Subscriber incurs in connection with enforcement of this Note.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

INNOVEGA INC.,
a Delaware corporation

By:
Name:
Title:

Agreed and acknowledged by Subscriber as of the date first written above:

SUBSCRIBER:

_________________________________

By:
Name:
Title:

Signature Page to Convertible Promissory Note